As filed with the Securities and Exchange Commission on September 29, 2020

Registration No. 333-231567

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JCK Legacy Company

(Exact name of registrant as specified in its charter)

Delaware	52-2080478
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2100 Q Street, Sacramento, CA	95816
(Address of principal executive offices)	(Zip code)

The McClatchy Company 2012 Omnibus Incentive Plan

(Full title of the plan)

Billie S. McConkey, Esq.

Corporate Secretary and General Counsel

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

(916) 321-1844

(Name, address and telephone number of agent for service)

Copy to:

Lillian Tsu, Esq.

Hogan Lovells US LLP

390 Madison Avenue

New York, NY 10017

(212) 918-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ◻	Accelerated filer ◻
Non-accelerated filer ⌧	Smaller reporting company ⌧
Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment is being filed by JCK Legacy Company (the “Company”) to deregister all securities unsold under the Company’s Registration Statement on Form S-8 (No. 333-231567) (the “Registration Statement”) filed on May 17, 2019, registering 750,000 shares of Class A common stock, par value $0.01 per share under the Company’s 2012 Omnibus Incentive Plan.

As previously disclosed, on February 13, 2020, the Company and certain of its subsidiaries filed voluntary petitions for reorganization (“Chapter 11 Cases”) under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. The Chapter 11 Cases are being jointly administered under the caption In re: The McClatchy Company, et al., Case No. 20-10418.

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on this 29th day of September, 2020.

JCK Legacy Company

By:	/s/ Craig I. Forman
Craig I. Forman
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.